                                                                    EXHIBIT (11)

                       Computation of Per Share Earnings
                (Thousands of Dollars except per share amounts)

Calculation of net income for earnings per share:

                                               YEARS ENDED DECEMBER 31
                                           1996         1995          1994
                                        -----------  -----------  -------------
  Net income .........................  $    10,385  $    23,279   $    71,716
  Preferred Stock Dividends ..........        2,600           --            --
                                        -----------  -----------   -----------
    Subtotal .........................        7,785       23,279        71,716
  Accretion of Preferred Stock .......        1,374           --            --
                                        -----------  -----------   -----------
    Total ............................  $     6,411  $    23,279   $    71,716
                                        ===========  ===========   ===========

Primary earnings per share:
  Average Shares Outstanding .........   27,459,197   27,445,167    17,078,842
  Dilutive shares resulting from stock
   options............................      236,048      152,616            --
                                        -----------  -----------   -----------
                                         27,695,245   27,597,783    17,078,842
                                        ===========  ===========   ===========

  Net Income per Average Common
   Share .............................  $      0.23  $      0.85   $      4.20

Fully Diluted earnings per share:
  Average Shares Outstanding .........   27,459,197   27,445,167    17,078,842
  Dilutive Shares resulting from stock
   options............................      236,048      296,096            --
  Dilutive shares resulting from
   redeemable preferred stock(1) .....           --      403,209            --
                                        -----------  -----------   -----------
                                         27,695,245   28,144,472    17,078,842
                                        ===========  ===========   ===========

  Net Income per Average Common
   Share .............................  $      0.23  $      0.83   $      4.20


(1) In 1996, the conversion of redeemable preferred stock into 1,457,142 shares of common stock using the "if converted" method is anti-dilutive.